Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2011 Results

LOUISVILLE, Ky (November 1, 2011) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 27, 2011.

	Third Quarter			Year to Date
($000’s)	2011	2010	% Change	2011	2010	% Change

Total revenue	269,253	245,613	10	832,610	760,399	9
Income from operations	23,072	21,448	8	77,029	74,883	3
Net income	15,798	13,952	13	51,667	48,229	7
Diluted EPS	$0.22	$0.19	15	$0.71	$0.66	7

Results for the third quarter included:

•                  Comparable restaurant sales increased 4.0% at company restaurants and 3.7% at franchise restaurants;

•                  Five company restaurants and one franchise restaurant opened;

•                  Restaurant margins, as a percentage of restaurant sales, increased nine basis points to 18.0% due, in large part, to approximately $1.0 million in benefits recorded relating to workers compensation and property tax expenses;

•                  Diluted earnings per share increased 15% to $0.22 from $0.19 in the prior year period;

•                  The Company repurchased 1,503,400 shares of its common stock for a total purchase price of $21.2 million.

Results year-to-date included:

•                  Comparable restaurant sales increased 4.4% at company restaurants and 3.9% at franchise restaurants;

•                  Ten company restaurants and one franchise restaurant opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 51 basis points to 18.5%;

•                  Diluted earnings per share increased 7% to $0.71 from $0.66 in the prior period;

•                  The Company repurchased 3,003,400 shares of its common stock for a total purchase price of $46.4 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, commented, “Despite ongoing commodity inflation, we were pleased with our third quarter.  Comparable restaurant sales remained strong at 4%, driven by traffic gains and pricing flow through, while our newest units continued to generate very strong volumes.  In terms of profitability, although one-time benefits and a lower tax rate bolstered our reported results, our underlying business performance was in-line with our expectations.  Finally, we remain on track with our 2011 and 2012 development plans, and are particularly pleased that our cash flow generation remains healthy.  This allows us to self-fund our new unit expansion and allocate excess capital for the benefit of shareholders.”

Outlook for 2011

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of the fourth quarter of fiscal 2011 increased approximately 4.2% compared to the prior year period.

With better than expected third quarter results, driven by lower than anticipated workers compensation expense, property tax expense and income tax rate, the Company is increasing its diluted earnings per share expectation for 2011.

Diluted earnings per share growth is now expected to be up 7.0% to 8.0%.  This full year 2011 estimate is based, in part, on the following assumptions, which have not changed from previously reported guidance:

•                  Comparable company restaurant sales growth of 4.0% to 4.5%;

•                  20 company restaurant openings;

•                  Food cost inflation of approximately 4.0%; and

•                  Total capital expenditures of approximately $70.0 million.

Outlook for 2012

With regard to 2012, management provides the following expectations:

•                  Positive comparable restaurant sales growth;

•                  25 restaurant openings;

•                  Food cost inflation of 7.0% to 9.0%, up from approximately 4.0% in 2011;

•                  Higher labor costs due to an increase in minimum and tip wages in 6 states, which impacts approximately 50 company-owned restaurants or approximately 20% of our total company-owned restaurants;

•                  Income tax rate of approximately 32.5%, an increase of 270 basis points over the expected 2011 rate based on the scheduled expiration of certain federal tax credits at the end of 2011; and

•                  Total capital expenditures of approximately $80.0 million.

Taylor commented on 2012, “We certainly feel very good about our sales momentum and increased restaurant growth heading into 2012.  And, while we do anticipate taking some pricing actions, we do not expect those to offset the unusually high inflation we foresee next year.  Our job is to balance our long-term positioning with shorter term pressures and that is what we plan to do.”

Conference Call

The Company is hosting a conference call today, November 1, 2011, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 419-6594 or (719) 325-4888 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 6062456 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 350 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2011	September 28, 2010	September 27, 2011	September 28, 2010

Revenue:
Restaurant sales	$266,874	$243,405	$825,283	$753,582
Franchise royalties and fees	2,379	2,208	7,327	6,817

Total revenue	269,253	245,613	832,610	760,399

Costs and expenses:
Restaurant operating costs:
Cost of sales	88,944	79,101	274,751	244,560
Labor	78,919	71,835	244,551	221,241
Rent	5,796	5,329	17,153	15,886
Other operating	45,112	43,476	136,331	128,841
Pre-opening	3,327	2,150	7,413	4,562
Depreciation and amortization	10,571	10,262	31,724	30,861
Impairment and closure	13	44	59	302
General and administrative	13,499	11,968	43,599	39,263

Total costs and expenses	246,181	224,165	755,581	685,516

Income from operations	23,072	21,448	77,029	74,883

Interest expense, net	669	644	1,776	2,078
Equity income from investments in unconsolidated affiliates	71	155	271	355

Income before taxes	22,474	20,959	75,524	73,160
Provision for income taxes	6,058	6,478	21,934	23,133

Net income including noncontrolling interests	$16,416	$14,481	$53,590	$50,027
Less: Net income attributable to noncontrolling interests	618	529	1,923	1,798
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$15,798	$13,952	$51,667	$48,229

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.22	$0.19	$0.72	$0.68
Diluted	$0.22	$0.19	$0.71	$0.66

Weighted average shares outstanding:
Basic	70,800	71,660	71,370	71,273
Diluted	72,186	73,002	72,903	72,727

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	39 Weeks Ended
	September 27, 2011	September 28, 2010

Cash flows from operating activities:
Net income including noncontrolling interests	$53,590	$50,027
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	31,724	30,861
Share-based compensation expense	8,151	5,705
Other noncash adjustments	1,145	1,574
Change in working capital	(13,601)	(13,865)
Net cash provided by operating activities	81,009	74,302

Cash flows from investing activities:
Capital expenditures - property and equipment	(51,839)	(31,598)
Proceeds from sale of property and equipment, including insurance proceeds	171	175
Net cash used in investing activities	(51,668)	(31,423)

Cash flows from financing activities:
Repayments of revolving credit facility, net	—	(39,000)
Repurchase shares of common stock	(46,445)	—
Dividends paid	(11,399)	—
Other financing activities	1,961	4,688
Net cash used in financing activities	(55,883)	(34,312)

Net (decrease) increase in cash and cash equivalents	(26,542)	8,567
Cash and cash equivalents - beginning of year	82,215	46,858
Cash and cash equivalents - end of year	$55,673	$55,425

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	September 27, 2011	December 28, 2010

Cash and cash equivalents	$55,673	$82,215
Other current assets	28,616	31,707
Property and equipment, net	479,167	458,983
Goodwill	111,785	111,785
Intangible assets, net	9,311	10,118
Other assets	11,431	7,993

Total assets	$695,983	$702,801

Current maturities of long-term debt and obligations under capital leases	296	274
Other current liabilities	100,592	111,784
Long-term debt and obligations under capital leases, excluding current maturities	51,681	51,906
Other liabilities	44,446	39,455
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	495,072	496,616
Noncontrolling interests	3,896	2,766

Total liabilities and equity	$695,983	$702,801

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2011	2010	vs LY		2011	2010	vs LY
Restaurant openings
Company	5	3	2		10	7	3
Franchise	1	0	1		1	1	0
Total	6	3	3		11	8	3

Restaurant closures
Company	0	0	0		0	(1)	1
Franchise	0	0	0		0	0	0
Total	0	0	0		0	(1)	1

Restaurants open at the end of the quarter
Company	284	267	17
Franchise	72	71	1
Total	356	338	18

Company-owned restaurants
Restaurant sales	$266,874	$243,405	9.6%		$825,283	$753,582	9.5%
Store weeks	3,643	3,450	5.6%		10,818	10,294	5.1%
Comparable restaurant sales growth (1)	4.0%	4.3%			4.4%	2.1%
Average unit volume (2)	$949	$913	3.9%		$2,970	$2,836	4.7%
Weekly sales by group (3):
Comparable restaurants (260 units)	$73,098
Average unit volume restaurants (14 units)	$71,165
Restaurants less than 6 months old (10 units)	$84,524

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.3%	32.5%	83	bps	33.3%	32.5%	84	bps
Labor	29.6%	29.5%	6	bps	29.6%	29.4%	27	bps
Rent	2.2%	2.2%	(2	)bps	2.1%	2.1%	(3	)bps
Other operating	16.9%	17.9%	(96	)bps	16.5%	17.1%	(58	)bps
Total	82.0%	82.1%	(9	)bps	81.5%	81.0%	51	bps

Restaurant margins (4)	18.0%	17.9%	9	bps	18.5%	19.0%	(51	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,379	$2,208	7.7%		$7,327	$6,817	7.5%
Store weeks	927	912	1.6%		2,773	2,707	2.4%
Comparable restaurant sales growth (1)	3.7%	4.4%			3.9%	2.4%
Average unit volume (2)	$935	$905	3.3%		$2,906	$2,829	2.7%

Pre-opening expense	$3,327	$2,150	54.7%		$7,413	$4,562	62.5%

Depreciation and amortization	$10,571	$10,262	3.0%		$31,724	$30,861	2.8%
As a % of revenue	3.9%	4.2%	(25	)bps	3.8%	4.1%	(25	)bps

Impairment and closure	$13	$44	NM		$59	$302	NM

General and administrative expenses	$13,499	$11,968	12.8%		$43,599	$39,263	11.0%
As a % of revenue	5.0%	4.9%	14	bps	5.2%	5.2%	7	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Weekly sales by group includes sales from comparable restaurants, sales from average unit restaurants and sales from restaurants which were open less than six months as of the beginning of the measurement period.  Average unit volume restaurants includes sales from restaurants open less than 18 months, but more than six months, as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(4)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - Not meaningful

Amounts may not foot due to rounding.